Exhibit 1.01

Alphabet Inc.
Conflict Minerals Report
For The Year Ended December 31, 2015

This Conflict Minerals Report for the year ended December 31, 2015 (this “CMR”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”), which requires certain reporting and disclosure related to conflict minerals. Conflict minerals are currently defined as cassiterite, columbite-tantalite, wolframite, gold, or their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”)1 for the purpose of this assessment. These requirements apply to registrants whatever the geographic origin of their conflict minerals and whether or not their conflict minerals fund armed conflict. Please refer to the Rule, Form SD, and SEC Release No. 34-67716 for definitions to the terms used in this CMR, unless otherwise defined herein.

Statements in this CMR are based on our due diligence activities performed in good faith through April 30, 2016 for the calendar year 2015 and are based on information available at the time of this filing, unless otherwise indicated. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data or available smelter and refiner (collectively referred to as “smelters”) data, errors or omissions by suppliers or smelters, ongoing certifications of smelters, continued guidance or amendments to the Rule, and other issues. Additionally, this CMR may contain forward-looking statements that reflect what we strive to achieve in the future as we continue to improve our responsible sourcing program. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.

References to our website do not incorporate information from the website into this CMR.

Throughout this CMR, we use “Alphabet,” “we,” “our,” “us” and similar terms to refer to Alphabet Inc. and its subsidiaries (collectively, “Alphabet”), unless otherwise indicated, and use “Google” to refer to Google Inc., a wholly owned subsidiary of Alphabet.

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1 The term “conflict mineral” is defined in Section 1502(e)(4) of the Dodd-Frank Wall Street Reform and Consumer Protection Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country.

1. Overview

(A) Company

On October 2, 2015, we implemented a holding company reorganization in which Alphabet became the successor issuer to Google. Alphabet is a collection of businesses, the largest of which is Google and its internet-related businesses and hardware products. It also includes businesses that for financial reporting purposes we combine as Other Bets that are pretty far afield of our main Internet products, such as Verily, Calico, X, Nest, GV, Google Capital and Access/Google Fiber. The objective of our Alphabet structure is about helping businesses within Alphabet prosper through strong leaders and independence.

Our Google segment represented approximately 99% of our consolidated revenues in 2015. It generates revenues primarily by delivering online advertising that consumers find relevant and that advertisers find cost-effective. Our Other Bets businesses are also making important strides in their industries, and our goal is for them to become thriving, successful businesses in the long term. This CMR covers all products as described below from Google and Other Bets.

(B) In-Scope Products

While we generate revenues primarily from advertising, we also generate revenues from the sale of hardware and other devices. The hardware and other devices that were considered in scope for this CMR pertain primarily to Chrome and Android-related devices and Nest branded hardware products. These product lines include a variety of consumer-facing devices such as phones, tablets, laptops, thermostats, smoke alarms, video cameras and other electronics.

(C) Supply Chain

Our supply chain consists of a diverse range of suppliers and several manufacturing models. The products described above were manufactured by other companies through models that range from licensing software with minimum hardware specifications to us contracting directly with contract manufacturers. Whether we are working with an Original Equipment Manufacturer or working more closely with the product’s design, we are several tiers away from the smelter and country of origin of the 3TG used in our products. We do not directly purchase raw materials. In addition, many of the suppliers we work with are not directly subject to the Rule and its corresponding regulations.

1.1 Conflict Minerals Policy

We believe it is essential to establish validated conflict-free sources of 3TG within the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”) so that these minerals can be procured in a way that contributes to economic growth and development in the regions. To aid in this effort, we have established a conflict minerals policy and an internal team to implement the policy. Our conflict minerals policy is accessible on our website at https://abc.xyz/conflictminerals.

We expect our suppliers to source 3TG from compliant conflict-free smelters (such as those audited through the Conflict-Free Sourcing Initiative’s (the “CFSI”) Conflict-Free Smelter Program (the “CFSP”) (www.conflictfreesourcing.org)), perform due diligence on the source and chain of custody of the 3TG used in our products, and provide their due diligence measures to us upon request.

2. Reasonable Country of Origin Inquiry

To identify which of our suppliers to survey regarding the source of the 3TG used in our products, we inventoried our products to determine which were in scope of the Rule. Products were considered in scope if they were manufactured by us or contracted for manufacture by us between January 1, 2015 and December 31, 2015, and if they were intended to enter the stream of commerce.2 For products in scope, we identified and compiled a list of our suppliers from whom we requested information regarding their sourcing of 3TG (our “in-scope suppliers”).

We requested that such identified in-scope suppliers provide us with information regarding their supply chain using the Conflict Minerals Reporting Template (“CMRT”) from the CFSI, which included questions about location or mine of origin of the 3TG in the products, and obligated those in-scope suppliers to make similar efforts to survey their supply chains using the CMRT, and report the smelters and location or mine of origin of necessary 3TG. We reviewed and monitored responses from our in-scope suppliers and followed up with any questions, as appropriate, to further qualify their responses. If an in-scope supplier did not respond, we made multiple attempts to contact the in-scope supplier.

Although we received a high response rate from our in-scope suppliers, certain in-scope suppliers identified some smelters in their supply chains that we were unable to independently verify as businesses with valid smelting operations. Our in-scope suppliers provided data to us at either the supplier level or the product level but, in many cases, in-scope supplier responses did not relate specifically or solely to the products supplied to us. Additionally, some of our in-scope suppliers indicated that they are still in the process of gathering information from their suppliers. We continue to work with our in-scope suppliers to ensure that all of their suppliers are represented.

In-scope supplier responses indicated that some of the smelters used by certain in-scope suppliers at various levels of our supply chain obtain 3TG from the Covered Countries. In-scope supplier responses also indicated sourcing 3TG from outside of the Covered Countries, from recycled or scrap sources, and from unknown origins. Based on the results of our supply chain survey and due to the nature of our supply chain as described in Section 1(C) above, we were unable to verify with certainty the source and chain of custody of all of the 3TG used in our products. Due to the

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2 Products manufactured or contracted for manufacture by Lift Labs, a company acquired by Google in September 2014, were considered out of scope in accordance with Instruction 3 to Form SD.

fact that 15% of the smelters, all of which are compliant, disclosed by our in-scope suppliers have been reported by the CFSI to source from the Covered Countries, we proceeded by conducting due diligence as described in Section 3 below.

3. Due Diligence

Our due diligence measures were designed in accordance with the framework set forth in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, 2013 (“OECD Guidance”), and the related Supplements for 3TG.

Below is a description of our due diligence activities performed for the 2015 reporting year as they relate to the five-step framework set forth in the OECD Guidance.

OECD Step 1 - Establish strong company management systems

•	Our conflict minerals policy described in Section 1.1 is publicly available on our website.

•	We have an internal team, which includes representatives from supply chain, legal, and finance organizations, that is responsible for our conflict minerals program.

•	Our governance structure includes executives from our in-scope supply chains, legal and finance organizations who are responsible for reviewing due diligence activities.

•	We include responsible sourcing and due diligence requirements in Google’s Supplier Code of Conduct and in our supplier contract templates.

•	We have a grievance mechanism for reporting violations of our policies.

•	We communicated with our in-scope suppliers to use the CMRT and other publicly available tools on the CFSI website.

•	We implemented a system that includes an online platform for storing and managing our conflict minerals due diligence procedures and results.

•	We have a document retention policy for maintaining conflict minerals program documentation for a minimum of five years.

OECD Step 2 - Identify and assess risk in the supply chain

•	We requested that our in-scope suppliers provide a CMRT in order to collect information about the smelters of 3TG used in our products.

•	We assessed the CMRTs received from our in-scope suppliers for completeness and reasonableness based on internally defined review criteria.

•
We validated whether each smelter disclosed by our in-scope suppliers was a verified or active smelter by checking against the smelter data provided by the CFSI, which also indicates if each smelter is designated as compliant or active by the CFSI.

•	We have also integrated conflict minerals criteria into our Sustainable Supply Chain audit program.

OECD Step 3 - Design and implement a strategy to respond to identified risks

•	We inform our audit committee and sustainable supply chain team yearly on our due diligence activities and Conflict Minerals Report.

•	We have begun adding conflict-free criteria to our supplier selection process through the integration of conflict-free requirements in our contracts, Supplier Code of Conduct, and in RFPs.

•	We have begun to contact verified smelters that are not yet compliant to emphasize the importance of being certified by the CFSI as conflict-free.

•	We continue to support the CFSI’s programs such as the CFSP and the Initial Audit Fund.

•	We joined the Public-Private Alliance for Responsible Minerals Trade.

OECD Step 4 - Carry out independent third-party audits of supply chain due diligence at identified points in the supply chain

•	Google joined the CFSI in 2013 (member ID: GOOG) and continues to be a member.

•	We rely upon the CFSI to validate that companies meet the criteria of smelter and then certify them as conflict-free.

OECD Step 5 - Report on supply chain due diligence

•	We publish a CMR annually, and our reports are accessible on our website at https://abc.xyz/conflictminerals.

4. Due Diligence Results

Smelter Disclosure

Based on our due diligence, we have reason to believe that a portion of the 3TG used in our products originated from the Covered Countries, but we have not identified any instances of sourcing that directly or indirectly supported conflict in the Covered Countries. Our conclusion is based on information provided by in-scope suppliers for the 2015 reporting period. In some instances, information provided by our in-scope suppliers was unverifiable or incomplete and, as such, we were unable to verify with certainty the source and chain of custody of all of the necessary 3TG in our products. Based on our due diligence, we have identified 287 total smelters, of which 75% are considered to be conflict free based on the CFSP website. This represents an improvement from 57% in 2014. Additionally, we have identified 32 active smelters bringing the total number of compliant and active smelters to 246 or 86% of our total smelters.

The results of our due diligence on the 3TG used in our in-scope products are noted below:

Smelters*	Tin	Tungsten	Tantalum	Gold	Total
Number of smelters	78	41	45	123	287
Number (%) of smelters listed as “compliant” by the CFSI	59 (76%)	30 (73%)	45 (100%)	80 (65%)	214 (75%)
Number (%) of smelters listed as “active” by CFSI	12 (15%)	5 (12%)	0 (0%)	15 (12%)	32 (11%)

* The table represents those smelters disclosed by our suppliers that are listed on the CFSI’s Standard Smelter List as having valid smelting or refining operations, and those which are listed as compliant or active based on information available on the CFSI's website (www.conflictfreesourcing.org) as of March 31, 2016. Smelters and refiners on the Active list have committed to undergo a CFSP audit or are participating in one of the cross-recognized certification programs and have submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts. Please refer to Appendix I for a combined list of smelters as disclosed in this table.

Efforts to Determine Mine or Location of Origin

As part of our due diligence process described in Section 3 above, we have worked to ensure that our efforts to identify mines and the country of origin of the 3TG in our products has been reasonable and aligned to industry practices through our support of processes and tools developed by the CFSI. Appendix I includes the country of origin data provided to the CFSI for compliant smelters only.

5. Continuous Improvement in Understanding Source of Material

We recognize that efforts to reduce violence associated with conflict minerals are ongoing and require continually adapting to changing situations. We will continue to improve our compliance processes including, but not limited to, taking the following steps:

•	In the 2016 reporting year, we will continue to engage with in-scope suppliers to gain better visibility of the country of origin and chain of custody of the 3TG used in our products.

•
We will continue to use and encourage our in-scope suppliers to use publicly available tools from the CFSI and will continue to work with our in-scope suppliers and engage with our supply chain to increase the quality of the data provided to us.

•	We will continue to be a member of the CFSI and the Initial Audit Fund, which includes membership dues, support of initial audits and the transfer of our membership from Google to Alphabet.

•	We will continue to encourage our in-scope suppliers to source from conflict-free smelters that are listed as compliant by the CFSI.

•
As we enter into contracts with new suppliers and renew contracts with existing suppliers, we will include requirements that our suppliers support our conflict minerals policy and due diligence efforts.

APPENDIX I Smelter List and Country of Origin List

Metal	Smelter Name (* indicates CFSI Compliant Conflict-Free Smelter, ** indicates CFSI Active Smelter)
Gold	Advanced Chemical Company**
Gold	Aida Chemical Industries Co. Ltd.*
Gold	Al Etihad Gold Refinery DMCC
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.*
Gold	Almalyk Mining and Metallurgical Complex (AMMC)**
Gold	AngloGold Ashanti Córrego do Sítio Minerção*
Gold	Argor-Heraeus SA*
Gold	Asahi Pretec Corp*
Gold	Asaka Riken Co Ltd*
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	Aurubis AG*
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*
Gold	Boliden AB*
Gold	C. Hafner GmbH + Co. KG*
Gold	Caridad
Gold	CCR Refinery – Glencore Canada Corporation*
Gold	Cendres + Métaux SA**
Gold	Chimet S.p.A.*
Gold	Chugai Mining
Gold	Daejin Indus Co., Ltd.**
Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Do Sung Corporation**
Gold	Doduco*
Gold	Dowa*
Gold	Eco-System Recycling Co., Ltd.*
Gold	Emirates Gold DMCC*
Gold	Faggi Enrico S.p.A.**
Gold	Fidelity Printers and Refiners Ltd.
Gold	FSE Novosibirsk Refinery*
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.
Gold	Geib Refining Corporation**
Gold	Great Wall Precious Metals Co., Ltd. of CBPM
Gold	Guangdong Jinding Gold Limited
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	Heimerle + Meule GmbH*
Gold	Heraeus Ltd. Hong Kong*
Gold	Heraeus Precious Metals GmbH & Co. KG*
Gold	Hunan Chenzhou Mining Group Co., Ltd.
Gold	Hwasung CJ Co., Ltd.
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited*
Gold	Ishifuku Metal Industry Co., Ltd.*
Gold	Istanbul Gold Refinery*

Gold	Japan Mint*
Gold	Jiangxi Copper Company Limited*
Gold	Johnson Matthey Inc*
Gold	Johnson Matthey Ltd*
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant*
Gold	JSC Uralectromed*
Gold	JX Nippon Mining & Metals Co., Ltd*
Gold	Kaloti Precious Metals
Gold	Kazakhmys Smelting LLC
Gold	Kazzinc Ltd*
Gold	Kennecott Utah Copper LLC*
Gold	KGHM Polska Miedź Spółka Akcyjna**
Gold	Kojima Chemicals Co., Ltd*
Gold	Korea Zinc Co. Ltd.**
Gold	Kyrgyzaltyn JSC
Gold	L' azurde Company For Jewelry
Gold	Lingbao Gold Company Limited
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.
Gold	LS-NIKKO Copper Inc.*
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
Gold	Materion*
Gold	Matsuda Sangyo Co., Ltd.*
Gold	Met-Mex Peñoles, S.A.*
Gold	Metalor Technologies (Hong Kong) Ltd*
Gold	Metalor Technologies (Singapore) Pte. Ltd.*
Gold	Metalor Technologies (Suzhou) Ltd.**
Gold	Metalor Technologies SA*
Gold	Metalor USA Refining Corporation*
Gold	Mitsubishi Materials Corporation*
Gold	Mitsui Mining and Smelting Co., Ltd.*
Gold	MMTC-PAMP India Pvt., Ltd.*
Gold	Morris and Watson
Gold	Moscow Special Alloys Processing Plant*
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.*
Gold	Navoi Mining and Metallurgical Combinat**
Gold	Nihon Material Co. LTD*
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH*
Gold	Ohio Precious Metals, LLC*
Gold	Ohura Precious Metal Industry Co., Ltd*
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)*
Gold	PAMP SA*
Gold	Penglai Penggang Gold Industry Co., Ltd.
Gold	Prioksky Plant of Non-Ferrous Metals*
Gold	PT Aneka Tambang (Persero) Tbk*
Gold	PX Précinox SA*
Gold	Rand Refinery (Pty) Ltd*
Gold	Republic Metals Corporation*

Gold	Royal Canadian Mint*
Gold	Sabin Metal Corp.
Gold	Samduck Precious Metals**
Gold	SAMWON METALS Corp.
Gold	SAXONIA Edelmetalle GmbH**
Gold	Schone Edelmetaal*
Gold	SEMPSA Joyería Platería SA*
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd*
Gold	Sichuan Tianze Precious Metals Co., Ltd.*
Gold	Singway Technology Co., Ltd.*
Gold	So Accurate Group, Inc.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals*
Gold	Solar Applied Materials Technology Corp.*
Gold	Sumitomo Metal Mining Co., Ltd.*
Gold	T.C.A S.p.A*
Gold	Tanaka Kikinzoku Kogyo K.K.*
Gold	The Refinery of Shandong Gold Mining Co. Ltd*
Gold	Tokuriki Honten Co. Ltd*
Gold	Tongling nonferrous Metals Group Co.,Ltd
Gold	Torecom**
Gold	Umicore Brasil Ltda*
Gold	Umicore Precious Metals Thailand*
Gold	Umicore SA Business Unit Precious Metals Refining*
Gold	United Precious Metal Refining, Inc.*
Gold	Valcambi SA*
Gold	Western Australian Mint trading as The Perth Mint*
Gold	WIELAND Edelmetalle GmbH**
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.*
Gold	Yokohama Metal Co Ltd*
Gold	Yunnan Copper Industry Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*
Gold	Zijin Mining Group Co. Ltd*
Tantalum	Changsha South Tantalum Niobium Co., Ltd.*
Tantalum	Conghua Tantalum and Niobium Smeltry*
Tantalum	D Block Metals, LLC*
Tantalum	Duoluoshan*
Tantalum	Exotech Inc.*
Tantalum	F&X Electro-Materials Ltd.*
Tantalum	FIR Metals & Resource Ltd.*
Tantalum	Global Advanced Metals Boyertown*
Tantalum	Global Advanced Metals*
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.*
Tantalum	H.C. Starck Co., Ltd.*
Tantalum	H.C. Starck GmbH Goslar*
Tantalum	H.C. Starck GmbH Laufenburg*
Tantalum	H.C. Starck Hermsdorf GmbH*

Tantalum	H.C. Starck Inc.*
Tantalum	H.C. Starck Ltd.*
Tantalum	H.C. Starck Smelting GmbH & Co.KG*
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*
Tantalum	Hi-Temp*
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*
Tantalum	Jiujiang Tanbre Co., Ltd.*
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.*
Tantalum	KEMET Blue Metals*
Tantalum	Kemet Blue Powder*
Tantalum	King-Tan Tantalum Industry Ltd*
Tantalum	LSM Brasil S.A.*
Tantalum	Metallurgical Products India (Pvt.) Ltd.*
Tantalum	Mineração Taboca S.A.*
Tantalum	Mitsui Mining & Smelting*
Tantalum	Molycorp Silmet A.S.*
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*
Tantalum	Plansee SE Liezen*
Tantalum	Plansee SE Reutte*
Tantalum	QuantumClean*
Tantalum	Resind Indústria e Comércio Ltda.*
Tantalum	RFH Tantalum Smeltry Co., Ltd*
Tantalum	Solikamsk Metal Works*
Tantalum	Taki Chemicals*
Tantalum	Telex*
Tantalum	Tranzact, Inc.*
Tantalum	Ulba*
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.*
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.*
Tantalum	Zhuzhou Cement Carbide*
Tin	Alpha*
Tin	An Vinh Joint Stock Mineral Processing Company**
Tin	Chenzhou Yunxiang Mining Smelting Company LTD**
Tin	China Tin Group Co., Ltd.*
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cooper Santa*
Tin	CV Ayi Jaya*
Tin	CV Gita Pesona*
Tin	CV JusTindo*
Tin	CV Nurjanah*
Tin	CV Serumpun Sebalai*
Tin	CV United Smelting*
Tin	CV Venus Inti Perkasa*
Tin	Dowa*
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company**
Tin	Elmet S.L.U. (Metallo Group)*

Tin	EM Vinto*
Tin	Estanho de Rondônia S.A.
Tin	Fenix Metals*
Tin	Gejiu Jin Ye Mineral Co., Ltd.**
Tin	Gejiu Kai Meng Industry and Trade LLC**
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.*
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.**
Tin	Gejiu Zi-Li
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Jiangxi Ketai Advanced Material Co., Ltd.*
Tin	Jiangxi Nanshan
Tin	Linwu Xianggui Ore Smelting Co., Ltd.
Tin	Magnu's Minerais Metais e Ligas LTDA*
Tin	Malaysia Smelting Corporation (MSC)*
Tin	Melt Metais e Ligas S/A*
Tin	Metallic Resources Inc*
Tin	METALLO-CHIMIQUE N.V. (MC)*
Tin	Mineração Taboca S.A.*
Tin	Minsur*
Tin	Mitsubishi Materials Corporation*
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company**
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*
Tin	O.M. Manufacturing Philippines, Inc.*
Tin	Operaciones Metalurgical S.A.*
Tin	Phoenix Metal Ltd.**
Tin	PT Artha Cipta Langgeng*
Tin	PT ATD Makmur Mandiri Jaya*
Tin	PT Babel Inti Perkasa*
Tin	PT Bangka Prima Tin*
Tin	PT Bangka Tin Industry*
Tin	PT Belitung Industri Sejahtera*
Tin	PT BilliTin Makmur Lestari*
Tin	PT Bukit Timah*
Tin	PT Cipta Persada Mulia*
Tin	PT DS Jaya Abadi*
Tin	PT DS Jaya Abadi**
Tin	PT Eunindo Usaha Mandiri*
Tin	PT Inti Stania Prima*
Tin	PT Karimun Mining**
Tin	PT Mitra Stania Prima*
Tin	PT Panca Mega Persada*
Tin	PT Prima Timah Utama*
Tin	PT REFINED BANGKA TIN*
Tin	PT Sariwiguna Binasentosa*
Tin	PT Stanindo Inti Perkasa*
Tin	PT Sukses Inti Makmur*
Tin	PT Sumber Jaya Indah*

Tin	PT Tambang Timah*
Tin	PT Timah (Persero) Tbk Mentok*
Tin	PT Tinindo Inter Nusa*
Tin	PT Tirus Putra Mandiri
Tin	PT Tommy Utama*
Tin	PT Wahana Perkit Jaya*
Tin	Resind Indústria e Comércio Ltda.*
Tin	Rui Da Hung*
Tin	Soft Metais, Ltda.*
Tin	Thaisarco*
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company**
Tin	VQB Mineral and Trading Group JSC*
Tin	White Solder Metalurgia e Mineração Ltda.*
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.**
Tin	Yunnan Tin Company, Ltd.*
Tungsten	A.L.M.T. Corp.*
Tungsten	Asia Tungsten Products Vietnam Ltd.*
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.*
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd*
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.*
Tungsten	Ganxian Shirui New Material Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.*
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.**
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.*
Tungsten	Global Tungsten & Powders Corp.*
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*
Tungsten	H.C. Starck GmbH*
Tungsten	H.C. Starck Smelting GmbH & Co.KG*
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.*
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji*
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.*
Tungsten	Hydrometallurg, JSC*
Tungsten	Japan New Metals Co Ltd*
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.**
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.**
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.*
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.**
Tungsten	Kennametal Fallon**
Tungsten	Kennametal Huntsville*
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*

Tungsten	Niagara Refining LLC*
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC*
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.*
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd*
Tungsten	Wolfram Bergbau und Hütten AG*
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*
Tungsten	Xiamen Tungsten Co., Ltd*
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.*

Country of Origin List3

Angola	France	Portugal
Argentina	Germany	Republic of Congo
Australia	Guyana	Russia
Austria	Hungary	Rwanda
Belgium	India	Sierra Leone
Bolivia	Indonesia	Singapore
Brazil	Ireland	Slovakia
Burundi	Israel	South Africa
Cambodia	Japan	South Korea
Canada	Kazakhstan	South Sudan
Central African Republic	Kenya	Spain
Chile	Laos	Suriname
China	Luxembourg	Switzerland
Colombia	Madagascar	Taiwan
Côte D'Ivoire	Malaysia	Tanzania
Czech Republic	Mongolia	Thailand
Democratic Republic of Congo	Mozambique	Uganda
Djibouti	Myanmar	United Kingdom
Ecuador	Namibia	United States of America
Egypt	Netherlands	Vietnam
Estonia	Nigeria	Zambia
Ethiopia	Peru	Zimbabwe

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3 The CFSI generally does not specify individual countries of origin of the conflict minerals processed by compliant smelters and refiners and thus we were not able to determine with certainty the specific countries of origin of the conflict minerals processed by the listed compliant smelters and refiners. In addition, for some of the listed compliant smelters and refiners, origin information is not disclosed. The list is based on the country of origin data provided to the CFSI for compliant smelters only.